Exhibit 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. UPDATES DRILLING RESULTS

OCTOBER 4, 2007— Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE: BDE) today provided an update of the results to date of its 2007 exploration program.  Since reporting its second quarter results, Bois d'Arc has drilled two more successful wells (1.8 wells net to its interest).  Bois d'Arc's OCS-G-0063 #8ST1 at Ship Shoal block 93 drilled to test its "Walleye" prospect was successful.  The well was drilled to a total true vertical depth of 12,786 feet and encountered 389 net feet of pay in eleven commercial reservoirs.  The OCS-G-27155 #1 at Ship Timbalier block 81 drilled to test the ultra deep "Butch Cassidy" prospect was also successful.  This well was drilled to a total true vertical depth of 20,029 feet and encountered commercial pay in the objective reservoir.  Additional drilling may be required to determine the extent of this deep discovery.  Bois d'Arc estimates that these discoveries added approximately 32 billion cubic feet equivalent of natural gas ("Bcfe"), (not including probable and possible reserves) to its previously reported proved reserve base of 404 Bcfe as of June 1, 2007.

In addition to the two discoveries, the Company has also drilled the OCS-G-0063 #48ST1 water flood injection well at Ship Shoal block 93 to a total true vertical depth of 12,850 feet and is currently logging the well.

Bois d'Arc also participated in the August and October federal Gulf of Mexico lease sales.  Bois d'Arc is the apparent high bidder on eleven of the fourteen blocks on which it bid.  If all of the bids are approved by the Minerals Management Service, Bois d'Arc will be awarded leases on approximately 56,000 acres for bids totaling $18.3 million.  Nine of the leases are on the shelf in water depths of less than 70 feet and two of the leases cover blocks in water depths of 8,000 feet.

Bois d'Arc's Board of Directors is continuing its review of strategic alternatives to enhance stockholder value and expects to complete this process within the next two months.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico.  The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".